Exhibit 5.2

[Letterhead of Mallesons Stephen Jaques]

Westpac Banking Corporation Westpac Place 275 Kent Street Sydney NSW 2000	1 September 2009 Greg Hammond Partner Direct line + 61 2 9296 2487

Dear Sirs

Westpac Banking Corporation (“Bank”)
US$300,000,000 4.20% Notes due February 27, 2015 (“Debt Securities”) constituting a further issuance of, and fungible with and consolidated and forming a single series with, the US$1,500,000,000 4.20% Notes due February 27, 2015 offered on 24 August 2009 and issued on 27 August 2009 and to be issued pursuant to an Indenture dated as of 1 July 1999 (“Base Senior Indenture”) between the Bank and The Bank of New York Mellon as successor to The Chase Manhattan Bank (“Trustee”) as supplemented by the First Supplemental Indenture dated 27 August 2009 between the Bank and the Trustee (“Supplemental Senior Indenture”, and, together with the Base Senior Indenture, the “Senior Indenture”)

We refer to the filing with the Securities and Exchange Commission (“SEC”) under the United States Securities Act 1933, as amended (“Securities Act”), of the following documents in respect of which we have acted as your legal advisers in New South Wales (“NSW”) and the Commonwealth of Australia (“Australia”) (together the “Relevant Jurisdictions”):

•                  the Registration Statement of the Bank on Form F-3 (File No. 333-157381) dated 18 February 2009, as amended, (“Registration Statement”), incorporating the Prospectus dated 3 March 2009 (“Base Prospectus”);

•                  the Preliminary Prospectus Supplement dated 27 August 2009, the Free Writing Prospectus dated 27 August 2009 and the Prospectus Supplement dated 27 August 2009 in connection with the issue of the Debt Securities (together, the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

This opinion relates only to the laws of the Relevant Jurisdictions and is given on the basis that it will be construed in accordance with the laws of NSW.  We express no opinion about the laws of another jurisdiction or (except as expressly provided in paragraph 4) factual matters.

Westpac Banking Corporation

1 September 2009

1                                          Documents

We have examined copies (certified or otherwise identified to our satisfaction) of the following documents relating to the filing of the Registration Statement:

(a)                                   the Registration Statement and the Prospectus;

(b)                                  the Senior Indenture;

(c)                                   the certificate of registration and the constitution of the Bank; and

(d)                                  the resolutions of the board of directors of the Bank and the approvals of officers of the Bank pursuant to those resolutions authorising the filing of the Registration Statement and the Prospectus, the execution and delivery of the Senior Indenture and the  and the issue of the Debt Securities.

In this opinion “laws” means the common law, principles of equity and laws constituted or evidenced by documents available to the public generally.

2                                          Assumptions

We have assumed:

(a)                                   the authenticity of all signatures, seals, duty stamps and markings;

(b)                                  the completeness, and conformity to originals, of all documents submitted to us;

(c)                                   that:

(i)                                    all authorisations specified above remain in full force and effect; and

(ii)                                 all authorisations required for the Trustee to enter into the Senior Indenture have been obtained and remain in full force and effect;

(d)                                  that:

(i)                                    any future amendment to the Senior Indenture does not in any way affect the matters opined upon in this opinion;

(ii)                                 there has been no breach or repudiation of, or waiver of any rights or obligations under the Senior Indenture; and

(iii)                              the Bank and the Trustee remain ready, willing and able to perform their respective obligations under the Senior Indenture;

(e)                                   that the Senior Indenture and the Debt Securities  have been executed and delivered and, in the case of the Debt Securities, authenticated by duly authorised signatories and delivered outside Australia in the form which we have examined and that all

Westpac Banking Corporation

1 September 2009

formalities required under the laws of the place of execution of the Senior Indenture have been complied with by the Bank and the Trustee;

(f)                                     that the Senior Indenture and the Debt Securities are valid and binding obligations of the Bank and the Trustee under all relevant laws (including the laws of the Relevant Jurisdictions except insofar as they affect the obligations of the Bank);

(g)                                  that all the provisions in the Senior Indenture have been, and will be, strictly complied with by the Bank and the Trustee;

(h)                                  that the Debt Securities have been, and will be, offered and sold in compliance with all relevant laws and in the manner contemplated by the Registration Statement, the Prospectus and the Senior Indenture;

(i)                                      that:

(i)                                    the resolutions of the boards of directors referred to in paragraph 1(d) were properly passed (including that any meeting convened was properly convened);

(ii)                                 all directors who participated and voted were entitled so to do;

(iii)                              the directors and officers of the Bank granting the approvals referred to in paragraph 1(d) have properly performed their duties; and

(iv)                             all provisions relating to the declaration of directors’ interests or the power of interested directors to vote were duly observed,

but there is nothing in the searches referred to in paragraph 3 or on the face of the extract of the authorisations referred to in paragraph 1(d) that would lead us to believe otherwise;

(j)                                      that, if an obligation is to be performed in a jurisdiction outside Australia, its performance will not be contrary to an official directive, impossible or illegal under the law of that jurisdiction;

(k)                                   that neither the Commissioner of Taxation nor any other governmental authority having the power to do so has given nor will give a statutory notice or direction requiring the Bank (or any person on its behalf) to deduct from sums payable by it to a person under the Senior Indenture or the Debt Securities any taxes or other charges payable by the payee.  It is unlikely that such a notice or direction would be given unless the amount of tax or other charges was in dispute or the payee had failed to pay tax or other charges payable by it;

(l)                                      that immediately following:

(i)                                    execution of the Senior Indenture the Bank was solvent; and

Westpac Banking Corporation

1 September 2009

(ii)                                 issue of the Debt Securities the Bank will be solvent;

(m)                                that the Trustee is not a related party of the Bank for the purposes of the Corporations Act 2001 of Australia (“Corporations Act”); and

(n)                                  that no person has been, or will be, engaged in conduct that is unconscionable, dishonest, misleading or deceptive or likely to mislead or deceive.

We have not taken any steps to verify these assumptions.

3                                          Searches

We have examined:

(a)                                   an extract of company information for the Bank obtained from Australian Securities and Investments Commission (“ASIC”) in Sydney; and

(b)                                  the list of Authorised Deposit-taking Institutions available from the website of the Australian Prudential Regulation Authority (“APRA”),

as at approximately 9.00 am local time on 1 September 2009.

These records are not necessarily complete or up to date.  We have not examined documents filed by the Bank with ASIC or APRA nor have we made any other searches.

4                                          Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

(a)                                   the Bank is incorporated and validly existing under the laws of Australia, is capable of suing and being sued in its corporate name and is authorised to carry on banking business under the Banking Act 1959 of Australia (“Banking Act”);

(b)                                  the Bank has the corporate power and authority to:

(i)                                    enter into the Senior Indenture and observe its obligations under it; and

(ii)                                 issue the Debt Securities and observe its obligations under them;

(c)                                   the Bank has taken all corporate action required on its part to authorise the execution, delivery and observance of its obligations under the Senior Indenture and the Senior Indenture has been duly executed and delivered by the Bank; and

(d)                                  insofar as the laws of the Relevant Jurisdictions are applicable, the Senior Indenture and the Debt Securities  are legal, valid, binding and (subject to the terms of the relevant Indenture) enforceable obligations of the Bank.

Westpac Banking Corporation

1 September 2009

The expression “enforceable” means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms.

5                                          Qualifications

This opinion is subject to the following qualifications:

(a)                                   the nature and enforcement of obligations may be affected by lapse of time, failure to take action or laws (including, without limitation, laws relating to bankruptcy, insolvency, liquidation, receivership, administration, reorganisation, reconstruction, fraudulent transfer or moratoria), certain equitable remedies and defences generally affecting creditors’ rights;

(b)                                  a creditor’s rights may be affected by a specific court order obtained under laws and defences generally affecting creditors’ rights (including, in the case of the Bank, sections 13A and 16 of the Banking Act and section 86 of the Reserve Bank Act 1959 of Australia as described in the Registration Statement);

(c)                                   the rights of a party to enforce its rights against the Bank may be limited or affected by:

(i)                                    breaches by that party of its obligations under the Senior Indenture or the Debt Securities, or misrepresentations made by it in, or in connection with, the Senior Indenture or the Debt Securities; or

(ii)                                 conduct of that party which is unlawful;

(iii)                              conduct of that party which gives rise to an estoppel or claim by the Bank;

(iv)                             the Australian Code of Banking Practice if adopted by that party;

(d)                                  the availability of certain equitable remedies (including, without limitation, injunctions and specific performance) is at the discretion of a court in the Relevant Jurisdictions;

(e)                                   an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

(f)                                     a provision that a statement, opinion, determination or other matter is final and conclusive will not necessarily prevent judicial enquiry into the merits of a claim by an aggrieved party;

(g)                                  the laws of the Relevant Jurisdictions may require that:

(i)                                    parties act reasonably and in good faith in their dealings with each other;

(ii)                                 discretions are exercised reasonably; and

Westpac Banking Corporation

1 September 2009

(iii)                              opinions are based on good faith;

(h)                                  the question whether a provision of a Document which is invalid or unenforceable may be severed from other provisions is determined at the discretion of a court in the Relevant Jurisdictions;

(i)                                      an indemnity for legal costs may be unenforceable;

(j)                                      we express no opinion as to:

(i)                                    provisions precluding oral amendments or waivers;

(ii)                                 Australian tax law;

(iii)                              whether the Bank is or will be complying with, or is or will be required to do or not to do anything by, the prudential standards, prudential regulations or any directions made by APRA or under the Banking Act; or

(iv)                             the accuracy, completeness or suitability of any formula;

(k)                                   regulations in Australia restrict or prohibit payments, transactions and dealings with assets having a prescribed connection with certain countries or named individuals or entities subject to international sanctions or associated with terrorism;

(l)                                      a court will not give effect to a currency indemnity, a choice of laws to govern a document or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdictions. However, we consider it is unlikely that a court in the Relevant Jurisdictions would reach such a conclusion in relation to New York law;

(m)                                under sections 14AC and 15C of the Banking Act respectively, the fact that an ADI statutory manager (as defined in the Banking Act) acts or does not act in relation to the Bank, or is in control of the Bank’s business, does not allow a contract to which the Bank is a party, or a party to that contract, to deny any obligations under that contract, accelerate any debt under that contract or close out any transaction relating to that contract;

(n)                                  a payment made under mistake may be liable to restitution; and

(o)                                  we express no opinion in respect of the Registration Statement or the Prospectus (and for the avoidance of doubt, including the documents incorporated by reference in those documents) and we have not been, nor are we, responsible for verifying the accuracy of the facts, or the reasonableness of any statements of opinion, contained in those documents, or that no material facts have been omitted from them.  Furthermore, we express no opinion as to whether the Registration Statement or the Prospectus contain all the information required in order for the issuance, offer and sale of the Debt Securities not to constitute misleading or deceptive conduct within

Westpac Banking Corporation

1 September 2009

the meaning of the Corporations Act or any analogous prohibited conduct under any other law.

We consent to the filing of this opinion as an exhibit to the Form 6-K dated 1 September 2009 filed by the Bank with the SEC and to the reference to our firm under the heading “Validity of Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is given in respect of the laws of the Relevant Jurisdictions which are in force at 9.00 am local time on the date of this letter.

Yours faithfully

/s/ Mallesons Stephen Jaques